UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2004

Varian, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-25393

(Commission File Number)

77-0501995

(IRS Employer Identification No.)

3120 Hansen Way, Palo Alto, California	94304-1030
(Address of principal executive offices)	(Zip Code)

(650) 213-8000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities

On October 8, 2004, Varian, Inc. (the “Company”) committed to a plan to rationalize its field support administration in the United Kingdom following the completion of the Company’s planned acquisition of Magnex Scientific Ltd. (“Magnex”) (the “Transaction”), which the Company currently expects to occur in the first quarter of fiscal year 2005, subject to regulatory review and approval. The objective of the plan is to achieve operational efficiencies and eliminate redundant costs resulting from the Transaction. The plan involves the termination of approximately 20 employees, the consolidation of certain field support administrative functions currently located in the Company’s Walton, U.K. location to Magnex’s location in Oxford, U.K., and the closure of the Walton facility.

The Company currently expects the plan to result in pretax restructuring charges of approximately $1.7 million to $1.9 million. These amounts are comprised of approximately $300,000 to $400,000 relating to employee terminations and approximately $1.4 million to $1.5 million relating to the closure of the Walton, U.K. facility. These amounts include approximately $100,000 in non-cash charges. The Company currently anticipates that all restructuring charges will be recorded by the second quarter of fiscal year 2005 and will be settled between the first quarter of fiscal year 2005 and the fourth quarter of fiscal year 2006. All actions under the plan are currently expected to be completed by the end of the second quarter of fiscal year 2005.

In addition to the restructuring charges outlined above, the Company also expects to incur other one-time pretax costs of approximately $300,000 to $400,000 relating to the plan. These amounts are primarily comprised of anticipated facility and personnel relocation costs. Including these other restructuring-related costs, the Company anticipates that total future expenditures related to the plan will be approximately $2.0 million to $2.3 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VARIAN, INC.
(Registrant)

By	/s/ G. Edward McClammy
G. Edward McClammy
Senior Vice President, Chief Financial Officer and Treasurer

Date: October 11, 2004